UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 6, 2017

Fortress Biotech, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35366	20-5157386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor

New York, NY 10014

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 6, 2017, Fortress Biotech, Inc. (“Fortress” or the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with B. Riley FBR, Inc., as representative of the several underwriters named therein (the “Underwriters”). Pursuant to the Underwriting Agreement, the Company agreed to sell to the Underwriters, in a firm commitment underwritten public offering, 1,000,000 shares (the “Firm Shares”) of the Company’s 9.375% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Preferred Shares”), at a price to the public of $25.00 per share, less underwriting discounts and commissions. In addition, pursuant to the Underwriting Agreement, the Company has granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 150,000 Preferred Shares (the “Additional Shares,” together with the Firm Shares, the “Shares”). The transactions relating to the Firm Shares contemplated by the Underwriting Agreement are expected to close on November 14, 2017, subject to the satisfaction of customary closing conditions. A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated by reference herein.

B. Riley FBR, Inc. is acting as lead manager and joint bookrunner for the offering. National Securities Corporation, a wholly owned subsidiary of National Holdings Corporation, and H.C. Wainwright & Co., LLC are acting as joint bookrunners for the offering.

The net proceeds to the Company are expected to be approximately $22,875,000 million, assuming no exercise of the option to purchase the Additional Shares and after deducting underwriting discounts and commissions and a structuring fee of 1.5% of the gross proceeds payable to the underwriters.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions.

Alston & Bird LLP, counsel to the Company, delivered an opinion as to the validity of the Shares, a copy of which is attached hereto as Exhibit 5.1 and is incorporated by reference herein.

Item 3.03	Material Modification to Rights of Security Holders.

On November 7, 2017, the Company filed a Certificate of Designations (the “Series A Designations”) with the Delaware Secretary of State designating 5,000,000 shares of the Company’s authorized preferred stock as 9.375% Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share, with a liquidation preference of $25.00 per share (the “Series A Perpetual Preferred Stock”), and further establishing the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the Series A Perpetual Preferred Stock.

Under the terms of the Series A Perpetual Preferred Stock, the ability of the Company to pay dividends on, make distributions with respect to, or to repurchase, redeem or acquire its common stock or any preferred stock ranking on parity with or junior to the Series A Perpetual Preferred Stock, is subject to restrictions in the event that the Company does not declare and either pay or set aside a sum sufficient for payment of dividends on the Series A Perpetual Preferred Stock for the immediately preceding dividend period.

The terms of the Series A Perpetual Preferred Stock are more fully described in the Series A Designations which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 7, 2017, the Company filed the Series A Designations with the Secretary of State of the State of Delaware to establish the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the Series A Perpetual Preferred Stock. The terms of the Series A Designations are more fully described in the Series A Designations which is included as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference herein.

In addition to filing the Series A Designations, the Company also filed Certificates of Elimination (“Certificates of Elimination”) with the Secretary of State of the State of Delaware on November 7, 2017. The Certificates of Elimination eliminated from the Company’s Restated Certificate of Incorporation all matters set forth in the Certificate of Designations of the Series B and Series C Preferred Stock of the Company, dated January 7, 2011 and May 26, 2011, respectively. No shares of Preferred Stock were issued or outstanding at the time of the filing of the Certificates of Elimination. The Series A Designations and the Certificates of Elimination became effective upon filing with the Secretary of State of the State of Delaware. A copy of the Certificates of Elimination are filed as Exhibit 3.2 and Exhibit 3.3 hereto, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed as a part of this report:

Exhibit Number	Description
1.1	Underwriting Agreement, dated November 6, 2017, between Fortress Biotech, Inc. and B. Riley FBR, Inc., as representative of the several underwriters named therein.

3.1	Certificate of Designations of the 9.375% Series A Cumulative Redeemable Perpetual Preferred Stock.

3.2	Certificate of Elimination of Certificate of Designations of the Series B Preferred Stock.

3.3	Certificate of Elimination of Certificate of Designations of the Series C Preferred Stock.

5.1	Opinion of Alston & Bird LLP.

23.1	Consent of Alston & Bird LLP (included in the opinion filed as Exhibit 5.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Biotech, Inc.
(Registrant)

Date: November 7, 2017	By:	/s/ Lindsay A. Rosenwald
Lindsay A. Rosenwald
Chairman, President and Chief Executive Officer